Exhibit 99.2

Report of Independent Accountants
to the Shareholders and Board of Directors, Pharmacia & Upjohn, Inc.


In our opinion, the consolidated balance sheets and the related consolidated statements of earnings, shareholders' equity, and cash flows (PAGES 2 TO 25) present fairly, in all material respects, the financial position of Pharmacia & Upjohn, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Pharmacia & Upjohn, Inc. management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
February 10, 1999, except as to Note 1 relating to the pooling of interests with SUGEN, Inc. which is as of August 31, 1999

                       Consolidated Statements of Earnings

                    -----------------------------------------
                    Pharmacia & Upjohn, Inc. and subsidiaries




======================================================================================================================
FOR THE YEARS ENDED DECEMBER 31                                                1998              1997         1996
----------------------------------------------------------------------------------------------------------------------
Dollar amounts in millions, except per-share data
Net sales                                                                    $6,758            $6,586       $7,176
Cost of products sold                                                         2,031             2,047        2,116
Research and development                                                      1,234             1,246        1,283
Selling, general and administrative                                           2,552             2,642        2,453
Merger and Restructuring                                                         92               316          585
Interest Income                                                                 (92)             (113)        (161)
Interest Expense                                                                 26                33           56
All other, net                                                                  (62)              (20)          26
----------------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                                                    977               435          818
Provision for income taxes                                                      346               177          268
----------------------------------------------------------------------------------------------------------------------
NET EARNINGS                                                                  $ 631             $ 258        $ 550
----------------------------------------------------------------------------------------------------------------------
Earnings per common share:
   Basic                                                                      $1.20             $ .48        $1.04
   Diluted                                                                    $1.17             $ .48        $1.03
======================================================================================================================



Consolidated results for all periods presented have been restated retroactively for the effects of the August 1999 merger with SUGEN accounted for as a pooling of interests. See Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

                           Consolidated Balance Sheets

                    -----------------------------------------
                    Pharmacia & Upjohn, Inc. and subsidiaries



======================================================================================================================
DECEMBER 31                                                                                      1998          1997
----------------------------------------------------------------------------------------------------------------------
Dollar amounts in millions

CURRENT ASSETS:
Cash and cash equivalents                                                                     $   881       $   799
Short-term investments                                                                            375           591
Trade accounts receivable, less allowance of $103 (1997: $89)                                   1,417         1,303
Inventories                                                                                     1,032           958
Deferred income taxes                                                                             378           327
Other                                                                                             469           418
----------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                            4,552         4,396
Long-term investments                                                                             454           534
Properties, net                                                                                 3,234         3,310
Goodwill and other intangible assets, net                                                       1,238         1,287
Other noncurrent assets                                                                           865           930
----------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                  $10,343       $10,457
======================================================================================================================
CURRENT LIABILITIES:
Short-term debt                                                                               $   332         $ 401
Accounts payable                                                                                  511           427
Compensation and compensated absences                                                             268           188
Dividends payable                                                                                 141           141
Income taxes payable                                                                              389           404
Other                                                                                           1,234         1,142
----------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                       2,875         2,703
Long-term debt                                                                                    295           411
Guarantee of ESOP debt                                                                            218           240
Postretirement benefit cost                                                                       344           337
Deferred income taxes                                                                             238           362
Other noncurrent liabilities                                                                      777           826
----------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                               4,747         4,879
======================================================================================================================
SHAREHOLDERS' EQUITY:

Preferred stock, one cent par value; authorized 100,000,000 shares, issued
   Series A convertible 6,863 shares at stated value (1997: 6,996 shares)                         277           282
Common stock, one cent par value; authorized 1,500,000,000 shares,
   issued 518,797,031 shares (1997: 517,971,090 shares)                                             5             5
Capital in excess of par value                                                                  1,531         1,579
Retained earnings                                                                               5,334         5,265
ESOP-related accounts                                                                            (254)         (260)
Treasury stock                                                                                    (35)          (48)
Accumulated other comprehensive income:
   Currency translation adjustments                                                            (1,246)       (1,298)
   Unrealized investment gains, net                                                                 5            53
   Minimum pension liability adjustment                                                           (21)           --
----------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                                      5,596         5,578
----------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                    $10,343       $10,457
======================================================================================================================



Consolidated financial position for all periods presented has been restated retroactively for the effects of the August 1999 merger with SUGEN accounted for as a pooling of interests. See Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

                 Consolidated Statements of Shareholders' Equity

                    -----------------------------------------
                    Pharmacia & Upjohn, Inc. and subsidiaries




======================================================================================================================
FOR THE YEARS ENDED DECEMBER 31                                              1998              1997           1996
----------------------------------------------------------------------------------------------------------------------
Dollar amounts in millions

PREFERRED STOCK:
Balance at beginning of year                                              $     282         $     287       $  291
Redemptions and conversions                                                      (5)               (5)          (4)
----------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                          277               282          287
----------------------------------------------------------------------------------------------------------------------
COMMON STOCK:
Balance at end of year                                                            5                 5            5
----------------------------------------------------------------------------------------------------------------------
CAPITAL IN EXCESS OF PAR VALUE:
Balance at beginning of year                                                  1,579             1,563        1,539
Stock option, incentive and dividend reinvestment plans                         (56)              (20)          12
Offering to the public, net of issuance costs of $2 and $2, respectively         --                30           23
Debt converted to equity with conversions of senior custom convertible notes     10                --           --
Retirements, conversions and other                                               (2)                6          (11)
----------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                        1,531             1,579        1,563
----------------------------------------------------------------------------------------------------------------------
RETAINED EARNINGS:
Balance at beginning of year                                                  5,265             5,569        5,581
Net earnings                                                                    631               258          550
Dividends declared                                                             (549)             (549)        (549)
Dividends on preferred stock (net of tax)                                       (13)              (13)         (13)
----------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                        5,334             5,265        5,569
----------------------------------------------------------------------------------------------------------------------
ESOP-RELATED ACCOUNTS:
Balance at beginning of year                                                   (260)             (266)        (272)
Third-party debt repayment                                                       16                11            8
ESOP expense exceeding cash contributed                                          (2)                5           --
Additional loan                                                                  (5)               (7)          --
Rollover of interest on ESOP note receivable                                     (3)               (3)          (2)
----------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                         (254)             (260)        (266)
----------------------------------------------------------------------------------------------------------------------
TREASURY STOCK:
Balance at beginning of year                                                    (48)               (8)         (18)
Stock options and incentive plans                                               130                54          103
Purchases of treasury stock                                                    (117)              (94)         (93)
----------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                          (35)              (48)          (8)
----------------------------------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance at beginning of year                                                 (1,245)             (837)        (697)
Other comprehensive loss                                                        (17)             (408)        (140)
----------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                       (1,262)           (1,245)        (837)
----------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                $   5,596         $   5,578       $6,313
======================================================================================================================

COMPREHENSIVE INCOME (NET OF TAX):
Currency translation adjustments                                          $      52         $    (443)      $ (127)
Unrealized investment gains (losses)                                            (48)               35          (13)
Minimum pension liability adjustments                                           (21)               --           --
----------------------------------------------------------------------------------------------------------------------
Other comprehensive loss                                                        (17)             (408)        (140)
Net earnings                                                                    631               258          550
----------------------------------------------------------------------------------------------------------------------
TOTAL COMPREHENSIVE INCOME (LOSS)                                         $     614         $    (150)      $  410
======================================================================================================================



Consolidated results for all periods presented have been restated retroactively for the effects of the August 1999 merger with SUGEN accounted for as a pooling of interests. See Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

                      Consolidated Statements of Cash Flows

                    -----------------------------------------
                    Pharmacia & Upjohn, Inc. and subsidiaries




======================================================================================================================
FOR THE YEARS ENDED DECEMBER 31                                                1998              1997          1996
----------------------------------------------------------------------------------------------------------------------
Dollar amounts in millions

CASH FLOWS FROM OPERATIONS:
Net earnings                                                                $   631           $   258       $   550
Adjustments to net earnings:
   Depreciation                                                                 321               327           345
   Amortization of intangibles                                                  112               116           130
   Restructuring                                                                 92               316           518
   Cash expended on restructurings                                             (140)             (132)         (344)
   Loss on sale of nutrition                                                     52                --            --
   Net gains on sales of noncurrent assets                                       20               (35)          (79)
   Write-downs of investments, properties and intangibles                         9                43           106
   Deferred income taxes                                                       (153)             (254)         (102)
   Net (earnings) loss from equity investments                                  (57)               68            (5)
   Other                                                                         11                17            (4)

Changes in:
   Accounts receivable (net)                                                    (65)              196          (218)
   Inventories                                                                  (91)             (127)          (69)
   Accounts payable                                                              69                33           (25)
   Income taxes payable                                                         (16)              107            52
   Other current and noncurrent assets and liabilities                          108               262           (70)
----------------------------------------------------------------------------------------------------------------------
Net cash provided by operations                                                 903             1,195           785
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS (REQUIRED) PROVIDED BY INVESTMENT ACTIVITIES:
Additions of properties                                                        (650)             (580)         (658)
Proceeds from sales of properties                                                37                70            50
Proceeds from sale of nutrition                                                 332                --            --
Purchases of investments                                                       (691)           (1,034)       (1,578)
Proceeds from sales of investments                                              983             1,155         2,146
Other                                                                            (3)              (48)           (6)
----------------------------------------------------------------------------------------------------------------------
Net cash required by investment activities                                        8              (437)          (46)
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS (REQUIRED) PROVIDED BY FINANCING ACTIVITIES:
Proceeds from issuance of debt                                                   60                58            38
Repayment of debt and ESOP guaranteed loan                                     (243)              (72)         (410)
Net increase (decrease) in debt with initial maturity of 90 days or less         (3)               26            33
Dividend payments                                                              (566)             (567)         (567)
Purchases of treasury stock                                                    (117)              (95)          (95)
Proceeds from stock options exercises                                            80                18            83
Proceeds from issuance of common stock, net                                       4                31            27
Other                                                                             3                 2            (4)
----------------------------------------------------------------------------------------------------------------------
Net cash required by financing activities                                      (782)             (599)         (895)
----------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                         (47)              (26)          (27)
----------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                          82               133          (183)
Cash and cash equivalents, beginning of year                                    799               666           849
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                      $   881            $  799       $   666
======================================================================================================================
Cash paid during the year for:
Interest (net of amounts capitalized)                                       $    22            $   30       $    61
Income taxes                                                                $   398            $  281       $   287
Noncash investing activity:
Assets disposed of in exchange for equity securities                        $    54            $   --       $    --
======================================================================================================================



Consolidated results for all periods presented have been restated retroactively for the effects of the August 1999 merger with SUGEN accounted for as a pooling of interests. See Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

                   Notes to Consolidated Financial Statements
                Dollar amounts in millions, except per-share data


1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements are presented on the basis of accounting principles that are generally accepted in the United States. All professional accounting standards that are effective as of December 31, 1998, have been taken into consideration in preparing the financial statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions which affect the reported earnings, financial position and various disclosures. Actual results could differ from those estimates.

           On August 31, 1999, the company completed its merger with SUGEN, Inc. (Sugen) by exchanging approximately 10 million shares of its common stock for all of the common stock of Sugen. Each share of Sugen common stock was exchanged for .6091 of one share of Pharmacia & Upjohn (P&U) common stock. In addition, terms on outstanding Sugen stock options, stock warrants, convertible debt, and warrants on convertible debt were changed to convert Sugen shares to P&U shares using the same exchange ratio.

           The merger, a tax-free reorganization, was accounted for as a pooling of interests under APB Opinion No. 16. As a result, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position, and cash flows of both companies as if Sugen had always been a part of P&U. There were no transactions between P&U and Sugen prior to the combination. Immaterial reclassifications were recorded to conform Sugen's financial statements to P&U's presentation.

           The combined net sales of the company for the years ended 1998, 1997 and 1996 totaled $6,758, $6,586 and $7,176, respectively. These amounts represent P&U's sales for the respective periods as Sugen did not have any sales for these periods. The combined net income for the same periods equaled $631, $258 and $550, respectively. These amounts represent P&U's net income of $691, $323 and $562 for the respective periods combined with Sugen's net losses of $40, $33 and $20. An adjustment was made in each year to reflect the tax benefit of Sugen's net operating loss as if the companies had been combined for all periods presented.

Principles of Consolidation

The consolidated financial statements include the accounts of the company and all majority-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation. Investments in affiliates which are not majority owned are reported using the equity method and are recorded in other noncurrent assets. Gains and losses resulting from the issuance of subsidiaries' stock are recognized in consolidated earnings.

Currency Translation

The results of operations for non-U.S. subsidiaries, other than those located in highly inflationary countries, are translated into U.S. dollars using the average exchange rates during the year, while assets and liabilities are translated using period-end rates. Resulting translation adjustments are recorded as currency translation adjustments in shareholders' equity. For subsidiaries in highly inflationary countries, currency gains and losses resulting from translation and transactions are determined using a combination of current and historical rates and are reported directly in the consolidated statements of earnings.

Cash Equivalents

The company considers all highly liquid debt instruments with an original maturity of 91 days or less to be cash equivalents.

Investments

In addition to cash equivalents, the company has investments in debt securities that are classified in the consolidated balance sheet as short-term (restricted bank deposits and securities that mature in more than 91 days but not more than one year and securities with maturities beyond one year which management intends to sell within one year) or long-term (maturities beyond one year). The company also has investments in equity securities, all of which are classified as long-term investments.

         Investments are further categorized as being available for sale or expected to be held to maturity. Investments categorized as available-for-sale are marked to market based on fluctuations in the market values of the securities, with the resulting adjustments, net of deferred taxes, reported as a component of other comprehensive income in shareholder's equity until realized (see Note 2). Investments categorized as held-to-maturity are carried at amortized cost, without recognition of gains or losses that are deemed to be temporary, because the company has both the intent and the ability to hold these investments until they mature.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for substantially all U.S. inventories and the first-in, first-out (FIFO) method for substantially all non-U.S.
inventories.

Properties

Property, plant and equipment are recorded at acquisition cost. Depreciation is computed principally on the straight-line method for financial reporting purposes, while accelerated methods are used for income tax purposes where permitted. Maintenance and repair costs are charged to earnings as incurred including repair costs associated with the year 2000 date recognition problem. Costs of renewals and improvements are capitalized. Upon retirement or other disposition of property, any gain or loss is included in earnings.

         Consistent with prior years, purchased computer software is capitalized and amortized over the software's useful life. Effective in 1998, internally-developed software is also capitalized and amortized over its useful life with the adoption of the American Institute of Certified Public Accountants' (AICPA) Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Prior to adoption, the company expensed these costs as incurred. The effect of initially applying the provisions of SOP 98-1 was not material to the consolidated financial statements.

Goodwill and Other Intangibles

Goodwill represents the excess of the purchase cost over the fair value of net assets acquired in a business or product acquisition and is presented net of accumulated amortization. Amortization of goodwill is recorded on a straight-line basis over periods ranging primarily from 5 to 20 years. The company assesses the recoverability of goodwill when events or changes in circumstances indicate that the carrying amount may be impaired. If an impairment indicator exists, an estimate of future cash flows is developed and compared to the carrying amount of the goodwill. If the expected undiscounted cash flows are less than the carrying amount of the goodwill, an impairment loss is recognized for the difference between the carrying amount of the goodwill and discounted cash flows.

         Rights acquired under patent are reported at acquisition cost. Amortization is calculated on a straight-line basis over the remaining legal lives of the patents. Other intangible assets are amortized over the useful lives of those assets.

Product Liability

The company is self-insured for product liability exposures up to reasonable risk retention levels where excess coverages have been obtained. Liability calculations take into account such factors as specific claim amounts, past experience with such claims, number of claims reported and estimates of claims incurred but not yet reported. In addition to this base level of reserves, individually significant contingent losses are accrued for in compliance with applicable guidance. Product liability accruals are not reduced for expected insurance recoveries.

Income Taxes

The company applies an asset and liability approach to accounting for income taxes. Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. The company records deferred income taxes on subsidiaries' earnings that are not considered to be permanently invested in those subsidiaries.

Currency Exchange Contracts

Forward currency exchange contracts, cross-currency interest-rate swaps, and currency options (hereafter referred to as contracts) are held for purposes other than trading. Contracts held to hedge anticipated transactions are marked to market at each balance sheet date with resulting gains and losses recognized in earnings. Contracts that hedge recorded assets and liabilities are valued at the month-end exchange rate with resulting exchange gains and losses recognized in earnings, offsetting the respective losses and gains recognized on the underlying recorded exposure. Any premium or discount is amortized over the life of the contract. The carrying values of all contracts are generally reported with other current assets or other current liabilities. Gains or losses from currency transactions that are designated as hedges of currency net investments are classified as currency translation adjustments in shareholders' equity.

         In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets and liabilities measured at fair value. The accounting treatment of gains and losses resulting from changes in the value of derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. The company will adopt SFAS No. 133 as required no later than January 1, 2000, and is currently assessing the impact of adoption on its consolidated financial statements.

Environmental Remediation Liabilities

In 1997, the company adopted SOP 96-1, "Environmental Remediation Liabilities," which provides additional guidance for recognizing, measuring and disclosing environmental remediation liabilities. The effect of initially applying the provisions of SOP 96-1 was not material to the consolidated financial statements. The company accrues for these losses when they are probable and reasonably estimable based on current law and existing technologies. The estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties where such parties are considered solvent and it is probable that they will pay their respective share of relevant costs. The accruals are adjusted as further information develops or circumstances change. Costs of future expenditures do not reflect any claims for recoveries and are not discounted to their present value. Accruals for environmental liabilities are classified in the consolidated balance sheets primarily as other noncurrent liabilities.

Stock Based Compensation

Employee stock options are accounted for pursuant to Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees."

Reclassifications

Certain reclassifications have been made to conform prior periods' data to the current presentation.

2 OTHER COMPREHENSIVE INCOME

Effective January 1, 1998, the company adopted SFAS No. 130, "Reporting Comprehensive Income." The statement establishes standards for reporting comprehensive income and its components. Comprehensive income is defined as all nonowner changes in equity and is equal to net earnings plus other comprehensive income (OCI). OCI for the company includes three components: changes in currency translation adjustments, unrealized gains and losses on available-for-sale securities, and minimum pension liability adjustments. The following table shows the changes in each OCI component. Reclassification adjustments represent items that are included in net earnings in the current period but previously were reported in OCI. To avoid double counting these items in comprehensive income, gains are subtracted from OCI, while losses are added.

===================================================================
                                                  TAX
FOR THE YEAR ENDED                   BEFORE     EXPENSE      NET OF
DECEMBER 31, 1998                       TAX   OR (BENEFIT)     TAX
-------------------------------------------------------------------

Currency translation adjustments      $  51       $  (1)      $  52
-------------------------------------------------------------------
Unrealized investment (losses)          (52)        (20)        (32)
 Less: reclassification adjustments
 for gains realized in net earnings      24           8          16
-------------------------------------------------------------------
Net unrealized investment (losses)      (76)        (28)        (48)
-------------------------------------------------------------------
Minimum pension
 liability adjustments                  (33)        (12)        (21)
-------------------------------------------------------------------
Other comprehensive (loss)            $ (58)      $ (41)      $ (17)
===================================================================

FOR THE YEAR ENDED
DECEMBER 31, 1997
-------------------------------------------------------------------
Currency translation adjustments      $(446)      $  --       $(446)
 Less: reclassification adjustments
for (losses) realized in net earnings
from the sales of subsidiaries           (3)         --          (3)
-------------------------------------------------------------------
Net currency translation
 adjustments                           (443)         --        (443)
-------------------------------------------------------------------
Unrealized investment gains              85          40          45
 Less: reclassification adjustments
for gains realized in net earnings       23          13          10
-------------------------------------------------------------------
Net unrealized investment gains          62          27          35
-------------------------------------------------------------------
Other comprehensive
 (loss) income                        $(381)      $  27       $(408)
===================================================================
FOR THE YEAR ENDED
DECEMBER 31, 1996
-------------------------------------------------------------------
Currency translation adjustments      $(128)      $  (1)      $(127)
-------------------------------------------------------------------
Unrealized investment gains              31           6          25
 Less: reclassification adjustments
for gains realized in net earnings       52          14          38
-------------------------------------------------------------------
Net unrealized investment (losses)      (21)         (8)        (13)
-------------------------------------------------------------------
Other comprehensive (loss)            $(149)      $  (9)      $(140)
===================================================================

3  RESTRUCTURING

In 1997, the company announced a comprehensive restructuring and turnaround program that would result in restructuring charges of approximately $450 during 1997 and 1998. The company has structured the turnaround program in two phases reflecting management development and approval of plans. The turnaround program was initiated in the third quarter 1997 and has been scheduled to be materially completed by December 31, 1999. The objectives of the turnaround program were to significantly rationalize infrastructure, establish a global headquarters in New Jersey, and eliminate duplicate resources in manufacturing, administration, and research and development (R&D). The turnaround program mainly affects the company's core pharmaceutical segments and corporate administration groups, with minor restructuring of businesses included in the all other grouping (see Note
21). In the third and fourth quarters of 1997, the company recorded phase one charges totaling $316. The second phase of the turnaround program was finalized in the fourth quarter of 1998, resulting in an additional restructuring charge of $92.

         The charge of $92 recorded in 1998 was comprised of employee separation costs of $68; write-downs of fixed assets and abandoned manufacturing projects of $8; and other costs of $16.

         The 1997 restructuring charge of $316 for the first phase of the turnaround program primarily related to employee separation costs of $134; write-downs of fixed assets and abandoned manufacturing projects of $162; and other costs of $20.

         The total restructuring charges for 1998 and 1997 included involuntary employee separation costs for 580 and 1,320 employees worldwide, respectively. The 1998 charge included elimination of positions in marketing and administration of $55, R&D of $9, and manufacturing of $4. These amounts included an adjustment of $16 of the phase one accruals, mainly attributable to lower employee separation costs and, to a lesser extent, changes in plan estimates. The 1997 charge included elimination of positions in marketing and administration of $81, R&D of $22, and manufacturing of $31. As of December 31, 1998, the company had paid $101 in severance costs in connection with the 1998 and 1997 charges. The remaining balance for employee separation costs related to the turnaround program was $101 at December 31, 1998 comprised mainly of charges related to the phase two charge and remaining annuity separation payments for the phase one charge. The company expects employee reductions for the 1998 and 1997 charges to be substantially completed by December 31, 1999.

         The 1998 and 1997 restructuring charges included asset write-downs for excess manufacturing, administration, and R&D facilities totaling $8 and $162, respectively. The 1998 amount included an adjustment of $15 of the phase one accruals, mainly attributable to changes in plan estimates, favorable outcomes on sales of facilities, and actual facility closure costs below the original estimates. At December 31, 1998, facilities presently being marketed had a net book value of $47. Fixed asset write-downs were based on appraisals less costs to sell.

         Other costs included in the 1998 and 1997 restructuring charges of $16 and $20, respectively, were primarily comprised of cancelled contractual lease obligations and, to a lesser extent, demolition and other costs. Offsetting 1998 charges in this grouping was an adjustment of $6 related to all restructuring charges prior to 1997. The company expects substantial completion of the 1997-1998 restructuring by December 31, 1999.

         In 1996, the company recorded restructuring charges of $518 primarily associated with the merger. The charges reflected the elimination of approximately 3,500 positions in marketing and administration ($363), R&D ($59), and manufacturing ($31); the elimination of duplicate facilities ($43); and other exit costs resulting from the merger ($22). Implementation of the restructuring plan was completed by December 31, 1997. Remaining reserves of $7 consist of annuity separation payments which will be paid by the first quarter of 2000.

         The following table displays a roll-forward of the liabilities for business restructurings from December 31, 1996 to December 31, 1998:

==============================================================
                               EMPLOYEE
                             SEPARATION
                                  COSTS       OTHER      TOTAL
--------------------------------------------------------------

Balance December 31, 1996         $ 201       $ 25       $ 226
Additions                           134         20         154
Deductions                         (182)       (25)       (207)
--------------------------------------------------------------
Balance December 31, 1997           153         20       $ 173
Additions                            68         16          84
Deductions                         (113)       (12)       (125)
--------------------------------------------------------------
Balance December 31, 1998         $ 108       $ 24       $ 132
--------------------------------------------------------------

4 INCOME TAXES

The provision for income taxes included in the consolidated statements of earnings consisted of:

=========================================================
YEARS ENDED DECEMBER 31      1998        1997        1996
---------------------------------------------------------
CURRENTLY PAYABLE:
U.S.                        $  68       $  34       $ 171
Non-U.S.                      432         429         214
---------------------------------------------------------
Total currently payable       500         463         385
---------------------------------------------------------
DEFERRED:
U.S.                          (46)        (14)       (108)
Non-U.S.                     (108)       (272)         (9)
---------------------------------------------------------
Total deferred               (154)       (286)       (117)
---------------------------------------------------------
Provision for income taxes  $ 346       $ 177       $ 268
=========================================================

Differences between the company's effective tax rate and the U.S. statutory tax rate were as follows:

================================================================
PERCENT OF PRETAX INCOME            1998        1997        1996
----------------------------------------------------------------

Statutory tax rate                  35.0%        35.0%      35.0%
Lower rates in other
 jurisdictions, net                 (4.6)       (11.7)      (4.0)
Goodwill amortization and other
 non-deductible expenses             3.1          7.2        4.3
Valuation allowances associated
 with Sugen merger                   3.1         10.6          0
All other, net                      (1.2)        (0.4)      (2.5)
----------------------------------------------------------------
Effective tax rate                  35.4         40.7       32.8
================================================================

The lower rates in other jurisdictions are principally attributable to manufacturing operations in jurisdictions subject to more favorable tax rates. Excluding restructuring and other specifically discussed items (litigation, reacquisition of marketing rights and Biotech divestment), the annual effective tax rate was 35 percent, 38 percent and 35 percent for 1998, 1997 and 1996, respectively.

Deferred income taxes are in the consolidated balance sheets as follows:

================================================================================
                                    1998        1998         1997       1997
DECEMBER 31                        ASSETS   LIABILITIES     ASSETS   LIABILITIES
--------------------------------------------------------------------------------

Current                            $   378       $ 49      $   327       $  3
Noncurrent                         $   408       $238      $   382       $362
--------------------------------------------------------------------------------
Components of deferred taxes were:
 Property, plant and
  equipment                        $    --       $210      $    --       $277
 Inventory                             172         --          185         --
 Compensation and
  benefit plans                        194         60          174         60
 Swedish tax deferrals                  --         31           --         62
 Tax loss and tax credit
  carryforwards                        307         --          201         --
 Environmental and product
  liabilities                           59         --          107         --
 Restructuring and
  discontinued operations              111         --          107         --
 Tax on unremitted earnings             --        108           --        121
 All other                             277         95          297        124
--------------------------------------------------------------------------------
Subtotal                             1,120        504        1,071        644
Valuation allowances                  (117)        --          (83)        --
--------------------------------------------------------------------------------
Total deferred taxes               $ 1,003       $504      $   988       $644
--------------------------------------------------------------------------------
Net deferred tax assets            $   499                 $   344
================================================================================

Valuation allowances have been provided for certain deferred tax assets that are not likely to be realized. The changes in the valuation allowance were increases of $34 and $13 for the years ended December 31, 1998 and 1997, respectively, and a decrease of $84 for the year ended December 31, 1996. The increases in the allowance during 1997 and 1998 were primarily due to certain tax credit carryforwards which were not likely to be realized as a result of the Sugen merger. During 1996, the valuation allowances decreased due to merger activities in various countries which improved the likelihood of realizing the benefit of the deferred tax assets.

         Tax loss carryforwards of $220 have various expiration dates through 2018. At December 31, 1998, undistributed earnings of subsidiaries considered permanently invested, for which deferred income taxes have not been provided, were approximately $3,000.

5 GAIN ON SALE OF MAJORITY INTEREST IN SUBSIDIARY

In December 1996, the company completed the sale of a portion of its holdings in its wholly-owned subsidiary, Biacore International AB, through an initial public offering, reducing the company's ownership to 41 percent. The investment in Biacore, previously consolidated, is now accounted for using the equity method. Biacore develops, manufactures, and markets advanced scientific instruments employing affinity-based biosensor technology.

         The global offering included 5.75 million total shares (or American Depository Shares) at $16 per share. Of the total shares, 1.5 million were newly issued and 4.25 million were sold by the company. The sale generated net proceeds to the company of $57 and a gain of $55 recorded in 1996. The gain is composed of an $8 gain on the issuance of new shares and a $47 gain on the sale of existing shares.

6 BIOTECH AND NUTRITION DIVESTITURES

In August 1997, the company merged its biotechnology supply business, Pharmacia Biotech, with Amersham Life Science, a division of Amersham International plc, in a noncash transaction that did not result in the recognition of a gain or loss. The merger created a new company, Amersham Pharmacia Biotech Ltd., of which Pharmacia & Upjohn owns 45 percent and accounts for using the equity method. In 1998, Pharmacia & Upjohn recorded a credit of $52 primarily representing the company's share of Amersham Pharmacia Biotech's pretax earnings. In 1997, the company recorded $79 in charges related to the Biotech merger and subsequent restructuring of the new company. Of this total, $36 consisted of transaction costs to effect the merger and a write-off of certain acquired research and development costs. The Biotech line item on the consolidated statement of earnings includes these charges as well as the company's share of Amersham Pharmacia Biotech's pretax earnings.

         In December 1998, the company sold substantially all of its nutrition business to Fresenius AG for a loss of $52. To comply with antitrust regulations in Germany, operations there could not be sold. As of December 31, 1998, the sale of the operations in China was still pending regulatory approval.

7 EARNINGS PER COMMON SHARE

Basic earnings per share is computed by dividing net earnings available to holders of common stock by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed assuming the exercise of stock options and warrants, conversion of preferred stock and debt, and the issuance of stock as incentive compensation to certain employees. Under these assumptions, the weighted-average number of common shares outstanding is increased accordingly, and net earnings is adjusted by the after-tax interest effects of convertible debt and reduced by an incremental contribution to the Employee Stock Ownership Plan (ESOP). This contribution is the after-tax difference between (1) the income the ESOP would have received in preferred stock dividends and (2) the dividend on the common shares assumed to have been outstanding.

The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations:

========================================================================================================================
                                                          1998       1998        1997        1997        1996       1996
YEARS ENDED DECEMBER 31                                  BASIC    DILUTED       BASIC     DILUTED       BASIC    DILUTED
------------------------------------------------------------------------------------------------------------------------
EPS numerator:
Net earnings                                             $ 631      $ 631      $  258        $258        $550      $ 550
Less: Preferred stock dividends, net of tax                (13)        --         (13)         --         (13)        --
Less: Interest effects on convertible instruments,          --          1          --          --          --         --
      net of tax
Less: ESOP contribution, net of tax                         --         (5)         --          (5)         --         (5)
------------------------------------------------------------------------------------------------------------------------
Income available to common shareholders                  $ 618      $ 627        $245        $253        $537      $ 545
------------------------------------------------------------------------------------------------------------------------
EPS denominator:
Average common shares outstanding                          518        518         516         516         515        515
Effect of dilutive securities:
 Stock options and stock warrants                           --          5          --           3          --          4
 Convertible instruments and incentive compensation         --         11          --          11          --         11
------------------------------------------------------------------------------------------------------------------------
Total shares                                               518        534         516         530         515        530
------------------------------------------------------------------------------------------------------------------------
Earnings per share                                       $1.20      $1.17      $  .48        $.48       $1.04      $1.03
========================================================================================================================

8 ACCOUNTS RECEIVABLE AND INVENTORIES

The following table displays a roll-forward of allowances for doubtful trade accounts receivable from December 31, 1995 to December 31, 1998:

Balance December 31, 1995                         $ 93
Additions - charged to expense                      17
Deductions                                         (15)
                                                  ----
Balance December 31, 1996                           95
Additions - charged to expense                      11
Deductions                                         (17)
                                                  ----
Balance December 31, 1997                           89
Additions - charged to expense                      43
Deductions                                         (29)
                                                  ----
Balance December 31, 1998                         $103
                                                  ====

Inventories valued on the LIFO method had an estimated replacement cost (FIFO basis) of $521 at December 31, 1998, and $416 at December 31, 1997.

===================================================================
DECEMBER 31                                       1998        1997
-------------------------------------------------------------------
Estimated replacement cost (FIFO basis):
Pharmaceutical and other finished products       $  558     $   500
Raw materials, supplies and work in process         628         618
-------------------------------------------------------------------
Inventories (FIFO basis)                          1,186       1,118
Less reduction to LIFO cost                        (154)       (160)
-------------------------------------------------------------------
Inventories                                      $1,032     $   958
===================================================================



9 INVESTMENTS

===================================================================
DECEMBER 31                                         1998       1997
-------------------------------------------------------------------
SHORT-TERM INVESTMENTS:
Available-for-sale:
Kingdom of Sweden debt instruments                   $242      $267
Government of Italy debt instruments                   --        30
Government of Belgium debt instruments                 --        10
Government of Norway debt instruments                  --        48
U.S. Treasury securities and
   other U.S. Government obligations                     6       12
Certificates of deposit                                  5       65
Corporate notes                                         15       36
Corporate commercial paper                              17       31
Other                                                    9       81
-------------------------------------------------------------------
Total available-for-sale                               294      580
Held-to-maturity                                        81       11
-------------------------------------------------------------------
Total short-term investments                          $375     $591
===================================================================

Amortized cost of short-term investments classified as available-for-sale approximates fair market value. Short-term investments classified as held-to-maturity consist primarily of bank certificates of deposit with amortized cost approximating fair market value.

======================================================================
                                                 UNREALIZED
                                              --------------- CARRYING
LONG-TERM INVESTMENTS                COST     GAINS  (LOSSES)    VALUE
----------------------------------------------------------------------
DECEMBER 31, 1998:
Available-for-sale:
Equity securities                     $164     $ 29     $(23)     $170
Mortgage-backed securities--
 guaranteed by the
 U.S. Government                       144        4       --       148
----------------------------------------------------------------------
Total available-for-sale              $308     $ 33     $(23)      318
Held-to-maturity                                                   136
----------------------------------------------------------------------
Total long-term investments                                       $454
----------------------------------------------------------------------
December 31, 1997:
Available-for-sale:
Equity securities                     $ 55       $77     $ --     $132
Mortgage-backed securities--
 guaranteed by the
 U.S. Government                       179         4       --      183
----------------------------------------------------------------------
Total available-for-sale              $234       $81     $ --      315
Held-to-maturity                                                   219
----------------------------------------------------------------------
Total long-term investments                                       $534
======================================================================

The total of unrealized gains (net of deferred taxes) included in shareholders' equity amounted to $5 at December 31, 1998, compared to $53 and $18 at December 31, 1997 and 1996, respectively.

         During 1997 and 1996 the company sold debt securities in the held-to-maturity category for the amortized cost of $25 and $70, respectively. Because these sales were initiated through the call option of the issuer, which effectively accelerates the maturity date of the security, no gain or loss was realized. No sales of held-to-maturity securities occurred in 1998.

         The proceeds realized from the sale of available-for-sale debt securities were $254, $942 and $1,132 for 1998, 1997 and 1996, respectively. Profits realized on these sales are recorded as interest income. During 1998, 1997 and 1996, the proceeds realized from the sale of available-for-sale equity securities amounted to $53, $4 and $123. Profits realized on these sales are recorded in other nonoperating income. Based on original cost, gains of $24, $23 and $52 were realized on all sales of available-for-sale securities in 1998, 1997 and 1996, respectively.

         Long-term investments held to maturity are summarized as follows:

=============================================================
                     1998        1998        1997        1997
                     FAIR   AMORTIZED        FAIR   AMORTIZED
DECEMBER 31         VALUE        COST       VALUE        COST
-------------------------------------------------------------
Guaranteed by the
 U.S. Government     $ 71        $ 71        $ 92        $ 83
Commonwealth of
 Puerto Rico debt
 instruments            35          35          73          71
Bank obligations:
 Certificates of
  deposit              10          10          15          15
 Other                 20          20          51          50
-------------------------------------------------------------
Long-term
 investments held
 to maturity         $136        $136        $231        $219
=============================================================

At December 31, 1998, long-term mortgage-backed securities available for sale had scheduled maturities ranging from 2001 to 2024. Scheduled maturities of long-term securities to be held to maturity were from 2000 to 2022.


10 PROPERTIES, NET

=========================================================
DECEMBER 31                              1998        1997
---------------------------------------------------------

Land                                  $   100     $    92
Buildings and improvements              1,872       1,901
Equipment                               3,078       3,044
Construction in process                   730         794
Less allowance for depreciation        (2,546)     (2,521)
---------------------------------------------------------
Properties, net                       $ 3,234     $ 3,310
=========================================================

11 LINES OF CREDIT AND LONG-TERM DEBT

The company has a borrowing facility amounting to $500 which was unused as of December 31, 1998. The facility is available through 2004 largely to support commercial paper borrowings in the U.S. and Europe. While the facility does not require compensating balances, it is subject to various fees. The company also has uncommitted lines of credit amounting to $573 available with various international banks, of which $546 were unused at December 31, 1998.

Long-term debt consisted of the following:

=========================================================
DECEMBER 31                              1998        1997
---------------------------------------------------------
5.875% Notes due 2000                    $200        $200
6.182-6.843% Medium-Term Notes due 1999    80         238
0.818-11.85% Italian Government Loans
  due 1999-2004                            46          54
7.5% Industrial Revenue Bonds due 2023     40          40
3.78% Industrial Revenue Bonds due 2008    --           6
5.0% Senior Custom Convertible Notes
  due 2000                                  5          18
Other                                      23          28
Current maturities                        (99)       (173)
---------------------------------------------------------
Total long-term debt                     $295        $411
=========================================================

Current maturities of long-term debt are included with short-term debt in the consolidated balance sheets. Annual aggregate maturities of long-term debt during the next five years are: 2000--$221; 2001--$11; 2002--$7; 2003--$5 and
2004--$51. The company has guaranteed $275 original principal amount of ESOP 9.79% notes due in 2004. At December 31, 1998, the balance of the guarantee was $240 of which $22 was classified as current. Principal payments that began in 1995 cause the recognition of compensation expense (see Note 18). Annual aggregate maturities of guaranteed debt during the five years subsequent to 1999 are: 2000--$28; 2001--$35; 2002--$44; 2003--$53 and 2004--$59. In September
1997, Sugen completed the sale of $18 principal amount of 5% Senior Custom Convertible Notes due 2000 (the "1997 Notes"). The 1997 Notes are convertible into shares of common stock. In connection with the issuance of the 1997 Notes, Sugen issued warrants to purchase up to 202,525 equivalent shares of common stock at an exercise price of $27.48 per equivalent share. Upon the occurrence of certain events, at the election of the holders of the 1997 Notes, the company may be required to redeem in cash all or a portion of the 1997 Notes at redemption prices, which are at a premium to the face value of the 1997 Notes.

         Information regarding interest expense and weighted average interest rates follows:

=====================================================================
YEARS ENDED DECEMBER 31                  1998        1997        1996
---------------------------------------------------------------------

Interest cost incurred                  $  62       $  64       $  89
Less: Capitalized on construction         (36)        (31)        (33)
---------------------------------------------------------------------
Interest expense                        $  26       $  33       $  56
---------------------------------------------------------------------
Weighted average interest rate on
 short-term borrowings at end
 of period                               6.36%       7.27%       5.99%
---------------------------------------------------------------------

12 COMMITMENTS AND OTHER CONTINGENT LIABILITIES

Future minimum payments under noncancellable operating leases at December 31, 1998, approximately 80 percent real estate and 20 percent equipment, are as follows: 1999--$82; 2000--$62; 2001--$42; 2002--$33; 2003--$33 and later years--$103. Capital asset spending committed for construction and equipment but unexpended at December 31, 1998, was approximately $480.

         The consolidated balance sheets include accruals for estimated product litigation and environmental liabilities. The latter includes exposures related to discontinued operations, including the industrial chemical facility and several sites which, under the Comprehensive Environmental Response, Compensation, and Liability Act, are commonly known as Superfund sites (see Note
13). The company's ultimate liability in connection with Superfund sites depends on many factors, including the number of other responsible parties, their financial viability, and the remediation methods and technology to be used. Actual costs incurred may vary from the estimates given the inherent uncertainties in evaluating environmental exposures.

         With regard to its discontinued industrial chemical facility in North Haven, Connecticut, the company may soon be required to submit a corrective measures study report to the U.S. Environmental Protection Agency (EPA). As the corrective action process progresses, it may become appropriate to reevaluate the existing reserves designated for remediation in light of changing circumstances. It is reasonably possible that a material increase in accrued liabilities will be required. It is not possible, however, to estimate a range of potential losses. Accordingly, it is not possible to determine what, if any, exposure exists at this time.

13 LITIGATION

The company is involved in a number of legal and environmental proceedings. These include a substantial number of product liability suits claiming damages as a result of the use of the company's products and administrative and judicial proceedings at approximately 50 "Superfund" sites.

         While it is not possible to predict or determine the outcome of legal actions brought against the company, or the ultimate cost of environmental matters, the company continues to believe that any potentially unaccrued costs and liabilities associated with such matters will not have a material adverse effect on the company's consolidated financial position. Unless there is a significant deviation from the historical pattern of resolution of these issues, there should not be a material adverse effect on the company's consolidated financial position, its results of operations or liquidity.

         The company has been a party along with a number of other defendants (both manufacturers and wholesalers) in several federal civil antitrust lawsuits, some of which were consolidated and transferred to the Federal District Court for the Northern District of Illinois. These suits, brought by independent pharmacies and chains, generally allege unlawful conspiracy, price discrimination and price fixing and, in some cases, unfair competition, and specifically allege that the company and the other named defendants violated the following: (1) the Robinson-Patman Act by giving substantial discounts to hospitals, nursing homes, mail-order pharmacies and health maintenance organizations ("HMOs") without offering the same discounts to retail drugstores, and (2) Section I of the Sherman Antitrust Act by entering into illegal vertical combination with other manufacturers and wholesalers to restrict certain discounts and rebates so they benefited only favored customers. The Federal

District Court for the Northern District of Illinois certified a national class of retail pharmacies in November 1994. Similar actions by proposed retailer classes have been filed in the state courts of Alabama, California, Minnesota, Mississippi, and Wisconsin. Eighteen class action lawsuits seeking damages based on the same alleged conduct have been filed in 14 states and the District of Columbia. The plaintiffs claim to represent consumers who purchased prescription drugs in those jurisdictions and four other states. Two of the lawsuits have been dismissed. The company announced in 1998 that it reached a settlement with the plaintiffs in the federal class action cases for $103. The company believes that any potential remaining liability above amounts accrued will not have a material adverse effect on the company's consolidated financial position, its results of operations, or liquidity.


14 CURRENCY RISK MANAGEMENT

The company is exposed to currency exchange rate fluctuations related to certain intercompany and third-party transactions, primarily intercompany sales from Sweden and Italy to other European countries, the U.S. and Japan. The exposures and related hedging program are managed centrally using forward currency contracts, cross-currency swaps and currency options to hedge a portion of both net recorded currency transaction exposures on the balance sheet as well as net anticipated currency transactions. The company also has hedged part of its net investment in Japan. Financial instruments for trading purposes are neither held nor issued by the company.

         The company's program to hedge net anticipated currency transaction exposures is designed to protect cash flows from potentially adverse effects of exchange rate fluctuations. At December 31, 1998, the contract amount of the company's outstanding contracts used to hedge net transaction exposure was $690. The aggregate net transaction gain /(loss) included in net income for the years ended December 31, 1998, 1997 and 1996 related to foreign currency transaction hedges was $15, $18, and $43, respectively. Of these contracts, 20 percent were denominated in Japanese yen, 11 percent were denominated in U.S. dollars, 8 percent were denominated in German marks, and 17 percent were denominated in mainly other European currencies all against Swedish kronor; 10 percent were denominated in various currencies, mainly Japanese yen and U.S. dollars, against Italian lira; and 34 percent in various currencies, mainly European currencies and Japanese yen, against U.S. dollars.

         Gains and losses on hedges of intercompany loans and deposits offset the currency exchange gains and losses of the underlying loans and deposits. At December 31, 1998, the contract amount of forward exchange contracts held for balance sheet financial exposure hedging program was $756. Of these contracts, 59 percent were denominated in U.S. dollars against European currencies; 17 percent were denominated in U.S. dollars against Japanese yen; 4 percent were denominated in Swedish kronor against various European currencies; and 20 percent were denominated in various other currencies mainly against the Swedish krona and the U.S. dollar.

         Because the contract amounts are stated as notional amounts, the amount of contracts disclosed above is not a direct measure of the exposure of the company through its use of derivatives. These contracts generally have maturities that do not exceed twelve months and require the company to exchange currencies at agreed-upon rates at maturity. The counterparties to the contracts consist of a limited number of major international financial institutions. The company does not expect any losses from credit exposure.

15 FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of the company's financial instruments were as follows:

==================================================================
                                   1998     1998    1997      1997
                                 CARRYING   FAIR  CARRYING    FAIR
DECEMBER 31                       AMOUNT   VALUE   AMOUNT    VALUE
------------------------------------------------------------------
FINANCIAL ASSETS:
 Short-term investments            $375     $375     $591     $591
 Long-term investments              454      454      534      546
 Forward currency
  exchange contracts
  Hedges of loans and deposits       (7)      (7)     (14)     (14)
  Hedges of anticipated
    transactions                    (13)     (13)     (10)     (10)
FINANCIAL LIABILITIES:
 Short-term debt                    332      332      401      401
 Long-term debt                     295      305      411      409
 Guaranteed ESOP debt               218      241      240      280
==================================================================

Because maturities are short-term, fair value approximates carrying amount for cash and cash equivalents, short-term investments, accounts receivable, short-term debt, and accounts payable. Fair values of forward currency exchange contracts, long-term investments, long-term debt, and guaranteed ESOP debt were estimated based on quoted market prices for the same or similar instruments or on discounted cash flows.


16 CONCENTRATIONS OF CREDIT RISK

The company invests excess cash in deposits with major banks throughout the world and in high quality short-term liquid debt instruments. Such investments are made only in instruments issued or enhanced by high quality institutions. Financial instruments which potentially subject the company to concentrations of credit risk consist principally of short-term investments in instruments issued by the Kingdom of Sweden; otherwise, amounts invested in a single institution are limited to minimize risk. The company has not incurred losses related to these investments.

         The company sells a broad range of pharmaceutical products to a diverse group of customers operating throughout the world. In the U.S. and Japan, the company makes substantial sales to relatively few large wholesale customers. Credit limits, ongoing credit evaluation, and account monitoring procedures are utilized to minimize the risk of loss. Collateral is generally not required.


17 SHAREHOLDERS' EQUITY

Preferred Stock

The Series A Convertible Perpetual Preferred Stock is held by the Employee Stock Ownership Trust (ESOP Trust). The per-share stated value is $40,300.00 and the preferred stock ranks senior to the company's common stock as to dividends and liquidation rights. Each share is convertible, at the holder's option, into 1,450 shares of the company's common stock and has voting rights equal to 1,450 shares of common stock. The company may redeem the preferred stock at any time after July 20, 1999, or upon termination of the ESOP at a minimum price of $40,300.00 per share. Dividends, at the rate of 6.25 percent, are cumulative, paid quarterly, and charged against retained earnings.

Common Stock

The number of common shares outstanding at December 31, 1998, 1997 and 1996 was 518,119,813; 516,558,279; and 516,197,570, respectively. On a per-share basis, dividends were declared on common stock at a rate of $1.08 in 1998 and 1997. In November 1997, Sugen completed a follow-on public offering of 1,218,200 shares of common stock at a price of $26.27 per share. The net proceeds to the company were approximately $30. Common stock dividends payable were $137 at December 31, 1998 and 1997.

Capital in Excess of Par Value

Amounts of paid-in capital that exceed the par value ($.01 per share) of the company's common stock are recorded in this account. This method was also followed for all prior periods, including those preceding the November 1995 merger of Pharmacia AB and The Upjohn Company and the August 1999 merger between Pharmacia & Upjohn, Inc. and Sugen, Inc., because the common stock was assumed to have been outstanding for all years. The tax benefit related to the exercise of certain stock options reduces income taxes payable and is reflected as capital in excess of par. Offsetting this is the difference between the cost of treasury shares and cash received for them, if any, when used to satisfy stock option exercises and other employee stock awards.

ESOP-related Accounts

The company holds a note receivable from the ESOP Trust that matures on February 1, 2005; bears interest at 6.25 percent; and may be added to or repaid, in whole or in part, at any time. Accrued interest at the end of any calendar year is added to the note principal. At December 31, 1998, the note principal balance was $56. Also, upon recognition of the company's guarantee of the debt of the ESOP Trust, an offsetting amount was recorded in shareholders' equity. As guaranteed debt is repaid, this amount diminishes correspondingly (see Notes 11 and 18). Also, to the extent the company recognizes expense more rapidly than the corresponding cash contributions are made to the Trust, this account is reduced. The balance in this account at December 31, 1998, was $198.

Treasury Stock

The balance at December 31, 1998, and 1997 was $35 and $48, respectively, carried at cost. The number of treasury shares used in 1998 for stock options and employee benefit plans, net of shares acquired, was 730,593.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income reflects the cumulative balance of (1) currency translation adjustments, the adjustments of translating the financial statements of non-U.S. subsidiaries from local currencies into U.S. dollars (see
Note 1); (2) unrealized gains and losses on investments categorized as available-for-sale, net of deferred taxes and reclassifications (see Note 2); and (3) minimum pension liability adjustments, net of deferred tax (see Notes 2 and 20).

Warrants

Certain warrants to purchase shares of common stock were issued by Sugen in connection with the Senior Custom Convertible Notes, certain collaboration agreements, and various license, facility and equipment lease financing arrangements. Warrants to purchase 432,549 shares were outstanding at December 31, 1998 with exercise prices and expirations ranging between $6.16 and $27.48 and October 1999 and March 2003, respectively.

Shareholder Protection Rights Plan

In February 1997, the Board of Directors approved a shareholder protection rights plan, declaring a dividend of one right for each share of the company's common stock outstanding on or after March 7, 1997. Exercisable 10 days after any person or group acquires 15 percent or more or commences a tender offer for 15 percent or more of the company's common stock, the rights entitle holders to effectively purchase a specified amount of the company's common stock at an exercise price equal to half of its market value. The rights are redeemable for $.01 per right and have a life of 10 years, unless redeemed earlier by the company. In lieu of cash payment, the company has the option to exchange stock for rights unless the acquiring person acquires more than 50 percent of the company's common stock.


18 EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

The ESOP, created in 1989, is a funding vehicle for the Employee Savings Plan covering essentially all active U.S. employees. As the ESOP Trust makes debt principal and interest payments, a proportionate amount of preferred stock is released for allocation to plan participants. The preferred shares are allocated to participants' accounts based upon their respective savings plan contributions and the dividends earned on their previously allocated preferred shares. As of December 31, 1998, 1,878 preferred shares had been released and allocated; 352 shares were released but unallocated; and 4,633 shares remained unreleased, of which 37 shares are committed to be released. Shares released during 1998, 1997 and 1996 were 391, 346 and 390, respectively.

         Under the agreement whereby the company guaranteed third-party debt of the ESOP Trust, the company is obligated to provide sufficient cash annually to the Trust to enable it to make required principal and interest payments. The company satisfies this annual cash flow requirement through payment of dividends on all preferred shares outstanding, loans and cash contributions. The company has fully and unconditionally guaranteed the ESOP Trust's payment obligations whether at maturity, upon redemption, upon declaration of acceleration, or otherwise. The holders of the debt securities have no recourse against the assets of the ESOP Trust except in the event that the Trust defaults on payments due and the company also fails to make such payments. In that event, the holders may have recourse against unallocated funds held by the Trust. At December 31, 1998, assets of the ESOP trust consisted primarily of $277 of Pharmacia & Upjohn, Inc., Series A Convertible Perpetual Preferred Stock.

         ESOP expense is determined by a formula that apportions debt service to each year of the plan based on shares allocated to participants and deducts dividends paid on all preferred stock held by the trust. ESOP expense represents a fringe benefit and, as such, it attaches to payroll costs that comprise a portion of all functional expense captions in the earnings statement.

Key measures of the ESOP are presented in the table that follows.

===============================================================
YEARS ENDED DECEMBER 31
DOLLARS IN MILLIONS                 1998        1997       1996
---------------------------------------------------------------

Interest expense of ESOP Trust      $27         $28         $28
Dividend income of ESOP Trust        17          18          18
Company contribution to
 ESOP Trust                          18          12          16
Company ESOP expense (net)           13          14          14
===============================================================


19 STOCK COMPENSATION

Under the Pharmacia & Upjohn plans incentive and nonqualified stock options are granted to certain employees. Options granted in 1998 have a ten-year term and vest at the end of three years or vest pro rata over three years. All options have an exercise price equal to the market value of the underlying stock at date of grant. Since the company has elected the disclosure-only alternative under SFAS No. 123 and continues to account for stock options per the terms of APB No. 25, no compensation expense is recognized in earnings.

         Upon a stock-for-stock exercise of an option, an active employee will receive a new, nonqualified "reloaded" option at the then-current market price for the number of shares surrendered to exercise the option. The "reloaded" option will have an exercise term equal to the remaining term of the original exercised option.

         Sugen's plans include incentive and nonqualified stock options, which are granted to certain employees, directors, and consultants. Vesting is graded and based on plan provisions and has expiration periods of not more than ten years. Exercise prices are specified according to the plans and may be equal to or less than the market value at the date of grant. Compensation expense is measured under the provisions of APB No. 25, where applicable. At the consummation of the merger, Sugen's plans are merged into Pharmacia & Upjohn's.

         The number of shares authorized for grants each year is governed by the related plan documents. Information concerning option activity and balances follows:

====================================================================
                                                WEIGHTED
                                                 AVERAGE      NUMBER
                                          EXERCISE PRICE   OF SHARES
                                               PER SHARE        (000)
--------------------------------------------------------------------

Balance outstanding, January 1, 1996             $23.23       13,659
Granted                                           36.42        3,982
Exercised                                         23.76       (4,332)
Canceled                                          20.67         (220)
--------------------------------------------------------------------
Balance outstanding, December 31, 1996            27.22       13,089
Granted                                           35.66        4,879
Exercised                                         22.63       (1,681)
Canceled                                          33.45         (236)
--------------------------------------------------------------------
Balance outstanding, December 31, 1997            30.18       16,051
Granted                                           39.51       10,285
Exercised                                         28.44       (4,313)
Canceled                                          38.02         (683)
--------------------------------------------------------------------
Balance outstanding, December 31, 1998           $34.78       21,340
====================================================================


===========================================================================
COMPOSITION OF THE                   WEIGHTED         WEIGHTED
DECEMBER 31, 1998 BALANCE:            AVERAGE          AVERAGE       NUMBER
OPTIONS HAVING A                    REMAINING   EXERCISE PRICE    OF SHARES
PER-SHARE EXERCISE PRICE OF:             LIFE        PER SHARE        (000)
---------------------------------------------------------------------------
$  .62--19.49                      5.80 years       $15.15            1,008
$19.50--29.99                      5.04 years        23.90            4,545
$30.00--39.99                      7.82 years        37.22            7,947
$40.00--49.99                      8.67 years        40.71            7,580
$50.00--56.34                      7.77 years        53.30              260
---------------------------------------------------------------------------

As of December 31, 1998, 1997, and 1996, the company had exercisable options of 11,813,000, 11,392,000, and 9,232,000, respectively with weighted average exercise prices of $36.65, $28.39, and $24.08, respectively.

Had the company elected to measure stock compensation using the fair value of the awards at grant date under the provisions of SFAS No. 123, the company's net income and earnings per share would have been reduced by approximately $47 or $.10 per share for 1998, $42 or $.08 per share for 1997, and $40 or $.07 per share for 1996. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1998, 1997 and 1996, respectively: dividend yield of 2.7, 2.83, and 2.8 percent; volatility of 24, 21, and 21 percent; risk-free interest rate of 4.72, 5.45, and 5.4 percent; and an expected life of 5.1, 5.3, and 5.5 years.

20 RETIREMENT BENEFITS

The company has various pension plans covering substantially all employees. Benefits provided under the defined benefit pension plans are primarily based on years of service and the employee's compensation. The company also provides nonpension benefits to eligible retirees and their dependents, primarily in the form of medical and dental benefits. The following tables summarize the changes in benefit obligations and plan assets during 1997 and 1998.

====================================================================
                                                    OTHER RETIREMENT
                                  PENSION BENEFITS       BENEFITS
CHANGE IN BENEFIT OBLIGATION:      1998     1997      1998     1997
--------------------------------------------------------------------
Benefit obligation at
 beginning of year                $1,394   $1,266    $ 393     $ 366
Service cost                          56       52       10         9
Interest cost                         91       90       27        26
Benefits paid                       (133)    (105)     (19)      (18)
Actuarial (gain) loss                 53      114      (10)        7
Plan amendment and other
 adjustments                         (14)      27        5         3
Currency exchange effects              8      (50)      --        --
--------------------------------------------------------------------
Benefit obligation at
 end of year                      $1,455   $1,394    $ 406     $ 393
====================================================================


====================================================================
CHANGE IN PLAN ASSETS:             1998     1997      1998      1997
--------------------------------------------------------------------
Fair value of plan assets
 at beginning of year             $1,387   $1,247    $ 170     $ 144
Actual return on plan assets         184      215       40        27
Employer contribution                 38       26       18        16
Benefits paid                       (133)    (105)     (19)      (18)
Other adjustments                     (5)      21        2         1
Currency exchange effects              6      (17)      --        --
--------------------------------------------------------------------
Fair value of plan assets at
 end of year                      $1,477   $1,387    $ 211     $ 170
====================================================================


====================================================================
AT DECEMBER 31,                     1998     1997     1998      1997
--------------------------------------------------------------------

Funded status                     $   22   $   (7)   $(195)    $(223)
Unrecognized net actuarial
 (gains) losses                      (11)      (4)    (115)      (74)
Amortized net transition asset       (45)     (56)      --        --
Unrecognized prior service cost       41       33      (34)      (40)
--------------------------------------------------------------------
Prepaid (accrued) benefit cost    $    7   $  (34)   $(344)    $(337)
====================================================================

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $346, $291, and $90 as of December 31, 1998, and $361, $302, and $78 as of December 31, 1997, respectively. The benefit obligation and fair value of plan assets for benefit plans with obligations in excess of plan assets were $752 and $301, as of December 31, 1998, and $810 and $290 as of December 31, 1997, respectively.

====================================================================
AT DECEMBER 31,                    1998     1997      1998     1997
--------------------------------------------------------------------

Total accrual balances            $(221)   $(221)    $(344)    $(337)
Total prepaid balances              190      187        --        --
Minimum pension liability
 offsets:
 Intangible assets                    5       --        --        --
 Shareholders' equity
  (pretax)                           33       --        --        --
--------------------------------------------------------------------
Prepaid (accrued) benefit cost    $   7    $ (34)    $(344)    $(337)
====================================================================


====================================================================
WEIGHTED-AVERAGE ASSUMPTIONS
AS OF DECEMBER 31,                                    1998     1997
--------------------------------------------------------------------

Discount rate                                         6.66%     6.95%
Salary growth rate                                    3.68      4.20
Return on plan assets                                 9.21      9.27
Health care cost rate--initially                      5.83      6.33
                       trending down to               5.00      5.00
====================================================================


The consolidated net expense amounts in the following table are exclusive of curtailments, settlements, and termination benefit costs associated with restructurings. Net amounts of $4, $5 and $25 before tax were recorded in 1998, 1997 and 1996, respectively, within restructuring charges. During 1996, the company recognized administrative credits of $24 related to curtailments of its postretirement life insurance plans. The curtailments resulted principally from elimination of the company's obligation to provide future postretirement life insurance benefits for those retirees electing to switch to the new plan.


=============================================================================================================
                                                     PENSION BENEFITS               OTHER RETIREMENT BENEFITS
COMPONENTS OF NET PERIODIC BENEFIT COST:       1998       1997        1996        1998        1997       1996
-------------------------------------------------------------------------------------------------------------

Service cost                                  $  56      $  52       $  55        $ 10        $  9       $ 10
Interest cost                                    91         90          88          27          26         26
Expected return on plan assets                 (109)      (102)       (100)        (15)        (12)       (10)
Amortization of transition amount                (9)        (9)         (9)         --          --         --
Amortization of prior service cost                5          4           4          (3)         (4)        (4)
Recognized actuarial loss (gain)                  3          4           3          (2)         (1)        (1)
-------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                        37         39          41          17          18         21
Curtailment gain                                 (3)        --          --          --          --        (24)
-------------------------------------------------------------------------------------------------------------
Net benefit cost                              $  34      $  39       $  41        $ 17        $ 18       $ (3)
=============================================================================================================

The assumption concerning health care cost trend rate has a significant effect on the amounts reported. Increasing the rate by one percentage point in each year would increase the postretirement benefit obligation as of December 31, 1998, by $52 and the total of service and interest cost components of net postretirement benefit cost for the year by $6. Conversely, decreasing the rate by one percentage point in each year would decrease the postretirement benefit obligation as of December 31, 1998, by $46 and the total of service and interest cost components of net postretirement benefit cost for the year by $5.

         The company recorded an additional minimum liability of $38 for underfunded plans at December 31, 1998. This liability represents the amount by which the accumulated benefit obligation exceeds the sum of the fair market value of plan assets and accrued amounts previously recorded. The additional liability is offset by an intangible asset ($5) to the extent of previously unrecognized prior service cost. The remaining amount ($33) is recorded, net of tax benefits, as a reduction to shareholders' equity within accumulated other comprehensive income.

21 SEGMENT INFORMATION

Effective January 1, 1998, the company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires reporting certain financial information according to the "management approach." This approach is based on how management organizes the segments for operating decisions. The statement requires enterprises to report certain information about segments including information about products, geographic areas, and major customers.

         The company's core business is the development, manufacture and sale of pharmaceutical products. This business is organized in two segments, prescription pharmaceutical and consumer health care. The prescription pharmaceutical segment includes general therapeutics, ophthalmology and hospital products including oncology, and diversified therapeutics. The consumer health care segment consists of self-medication products that are available to consumers over the counter without a prescription. This segment includes product line extensions of key prescription drugs, plus products to treat tobacco dependency.

         The remaining operating units include animal health, diagnostics, nutrition, plasma, pharmaceutical commercial services and biotechnology. Due to the size of these operating segments, they have been included in an "all other" grouping. Animal health produces and markets both pharmaceuticals and feed additives for livestock and pets. Diagnostics provides services to identify specific allergies in people. Nutrition sells food replacement products, primarily to hospitals. Plasma is a therapeutic area that prepares and markets products derived from blood plasma. Pharmaceutical commercial services develops, manufactures and markets certain bulk pharmaceutical chemicals and selected high-technology and specialty chemicals. Biotechnology primarily represents minority equity positions in biotechnology joint ventures that manufacture and market reagents, chemicals, and systems for biotechnology companies and academic research laboratories.

         The following table shows revenues and expenses for the company's operating segments and reconciling items necessary to total to amounts reported in the consolidated financial statements. Information about segment assets, interest income and expense, and income taxes is not provided on a segment level as the segments are reviewed based on operating income. Corporate support functions and restructuring charges also are not allocated to segments. There are no inter-segment revenues. Depreciation is not available on a segmental basis.

Segments for year ended December 31, 1998

==================================================================================================================
                                                       PRESCRIPTION    CONSUMER      ALL     RECONCILING
                                                      PHARMACEUTICAL  HEALTH CARE   OTHER       ITEMS        TOTAL
------------------------------------------------------------------------------------------------------------------

Net sales                                                $ 4,752         $ 683     $ 1,323    $   --        $6,758
------------------------------------------------------------------------------------------------------------------
Earnings from equity affiliates                          $     1         $  --     $    56    $   --        $   57
------------------------------------------------------------------------------------------------------------------
Amortization expense                                     $    15         $   6     $    11    $   80        $  112
------------------------------------------------------------------------------------------------------------------

Operating income (loss) before corporate                 $   984         $ 111     $   324    $ (171)       $1,248
Corporate and all other                                                                                       (271)
------------------------------------------------------------------------------------------------------------------
Earnings before taxes                                                                                       $  977
==================================================================================================================


Segments for year ended December 31, 1997

==================================================================================================================
                                                       PRESCRIPTION    CONSUMER      ALL     RECONCILING
                                                      PHARMACEUTICAL  HEALTH CARE   OTHER       ITEMS        TOTAL
------------------------------------------------------------------------------------------------------------------

Net sales                                                $ 4,370         $ 642     $ 1,574    $   --        $6,586
------------------------------------------------------------------------------------------------------------------
Earnings (loss) from equity investments                  $     5         $  --     $   (73)   $   --        $  (68)
------------------------------------------------------------------------------------------------------------------
Amortization expense                                     $    13         $   5     $    11    $   87        $  116
------------------------------------------------------------------------------------------------------------------

Operating income (loss) before corporate                 $   765         $ 119     $   192    $ (125)       $  951
Corporate and all other                                                                                       (516)
------------------------------------------------------------------------------------------------------------------
Earnings before taxes                                                                                       $  435
==================================================================================================================

As part of the global turnaround program, the structure of the company has changed significantly from 1996 to 1998. It is therefore not practicable to display segmental earnings information for the year ended December 31, 1996, on a basis comparable to that presented above. Net sales of the prescription pharmaceutical segment in 1996 totaled $4,586 while consumer health care sales were $710 and "all other" sales totaled $1,880. The reconciling item for amortization expense represents goodwill amortization resulting from acquisitions by Pharmacia AB prior to the 1995 merger with The Upjohn Company. In addition to amortization, unallocated noncorporate general and administrative expenses are included in the other reconciling item. Corporate and all other amounts represent general and administrative expenses of corporate support functions, corporate items such as restructuring charges and litigation accruals, and net nonoperating income.

         The company's products are sold throughout the world to a wide range of customers including pharmacies, hospitals, chain warehouses, governments, physicians, wholesalers, and other distributors. No single customer accounts for 10 percent or more of the company's consolidated sales.

         The top selling 20 products in 1998 represent approximately 54 percent of total sales with no one product constituting more than 6 percent of total sales. A more comprehensive analysis of product sales performance is provided in the Financial Review. The following table shows the company's sales geographically. U.S. exports to third-party customers are less than 10 percent of U.S. sales.

====================================================================
GEOGRAPHIC SALES FOR YEARS ENDED DECEMBER 31         1998     1997
--------------------------------------------------------------------
Sales to customers in:
United States                                     $2,498      $2,081
Japan                                                565         624
Italy                                                461         460
Germany                                              412         405
United Kingdom                                       352         300
Sweden                                               284         317
France                                               275         254
Spain                                                168         185
Rest of the world                                  1,743       1,960
--------------------------------------------------------------------
Total sales                                       $6,758      $6,586
====================================================================


         Long-lived assets include property, plant and equipment, goodwill and other intangibles, all net of depreciation or amortization.

====================================================================
Long-lived assets, December 31                     1998        1997
--------------------------------------------------------------------

United States                                     $1,840      $1,805
Sweden                                               995       1,322
Italy                                                443         416
Japan                                                186         188
United Kingdom                                       133         147
Ireland                                              123          81
Rest of the world                                    752         638
--------------------------------------------------------------------
Total long-lived assets                           $4,472      $4,597
====================================================================